Exhibit 10.22

November 13, 2007

Roger Tully
41 Cortright Rd
Whippany, NJ  07581

Dear Roger:

As you are aware, the Board of Directors of Greater Community Bank (“GCB” or the “Company”) is currently pursuing a merger with Oritani Financial Corp. (“OFC”).  The Board acknowledges there are varying degrees of risk and hard work for those involved.

Your ability to stay focused and on task will be critical to accomplish our goals regardless of the path.  As a senior member of the management team, you will be depended upon to provide stability and direction to the organization during this period.

In acknowledgement of your future contribution, you are one of a small group of individuals being offered an Executive Retention Payment.  You are eligible for up to a total retention payment of $25,000, which will be paid on the following dates, provided that you are working for GCB, OFC and/or any subsidiaries on this date and you have satisfactorily performed your duties as determined by the Company in its sole discretion or have been terminated without cause:

(1)	You will be paid one quarter of your retention ($6,250) upon the completion of the merger.

(2)	You will be paid one quarter of your retention ($6,250) three months following the date the merger is completed.

(3)	You will be paid one quarter of your retention ($6,250) six months following the date the merger is completed.

(4)	You will be paid the balance of your retention ($6,250) nine months following the date the

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merger is completed.

In the event you are terminated without cause prior to the date a payment is due, any remaining payments will be made within ten days of your separation date.  To be eligible to receive the payments, you agree to cooperate promptly with all merger-related and/or business activities, including without limitation the following:

•	Gather all requested information and documentation.
•	Assist, prepare, present management presentations and completely respond to any questions and answers.
•	Assist, prepare, review and complete the disclosure schedules and other documents associated with the merger.
•	Respond to any questions from GCB, OFC, their counsel and representatives.
•	Maintain the confidentiality of information.

Failure to cooperate in these activities may be deemed “cause” for termination under this agreement as determined by the GCB’s Board of Directors (or its successor).  If you voluntarily resign or are terminated for “cause” as defined by this agreement, you will not be eligible for any further payment under this agreement, but will be permitted to retain any payments previously received.

The parties agree that “cause” shall include any of the following actions on your part: (a) personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses), or habitual use of alcohol or drugs which, in the good faith determination of GCB’s Board of Directors (or its successor), materially impairs your ability to carry out your duties as an employee; (b) use of the Company’s proprietary information or customer lists for personal benefit or in a way adverse to the interests of the Company, except in connection with the performance of your duties as an employee of the Company; (c) the willful and continued failure to substantially perform your duties with the Company (other than as a result of physical or mental illness); or (d) failure to cooperate as described herein.

This letter agreement does not constitute a contract of employment or impose on GCB any obligation to retain you, to change the status of your employment, or to change GCB’s policies regarding termination of employment.

The invalidity or enforceability of any provision of this letter agreement shall not affect the validity or enforceability of any other provision of this letter agreement, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any such jurisdiction.

This letter agreement shall supplement any other benefits to employee, to the extent not addressed herein.  You will receive all payments due less any required withholdings.

By signing below, you agree that you will not disclose the contents of this agreement to any person or entity (other than your attorney, accountant, advisor, and adult immediate family members, each of whom shall first agree to be bound by this confidentiality provision).  Nothing in this paragraph, however, shall be construed to limit, impede or impair your right to communicate with government agencies regarding matters that are within the jurisdictions of such agencies or to testify in any legal proceedings.  You understand that if you violate the terms of this paragraph, GCB will be relieved of its obligations to provide the payments set forth in this agreement and that you will be required to reimburse GCB for any

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payments you have received.

The validity, interpretation, construction and performance of this letter agreement shall in all respects be governed by the law of New Jersey.

Sincerely,

For and on behalf of Greater Community Bank,

By:	/s/ Anthony M. Bruno, Jr.
Anthony M. Bruno, Jr.
Chief Executive Officer

For and on behalf of Oritani Financial Corp.,

By:	/s/ Kevin J. Lynch
Kevin J. Lynch
Chief Executive Officer

For and on behalf of Oritani Financial Corp.,

By:	/s/ Kevin J. Lynch
Kevin J. Lynch
Chief Executive Officer

Accepted and agreed to this
13 day of November, 2007

By:	/s/ Roger Tully

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